Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 29, 2018 relating to the consolidated financial statements and financial statement schedule of Phillips Edison & Company, Inc. (formerly known as Phillips Edison Grocery Center REIT I, Inc.) appearing in the Annual Report on Form 10-K of Phillips Edison & Company, Inc. for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
August 6, 2018